EXHIBIT 21.1

Subsidiaries of Bridgeline Digital, Inc.

Bridgeline Digital Pvt. Ltd.

Bridgeline Digital Canada, Inc.

Bridgeline Digital Belgium BV

Hawk Search, Inc.

Woorank SRL